                                THE COMPANIES LAW
                                -----------------
                                    (REVISED)
                                    ---------
                           MEMORANDUM OF ASSOCIATION
                                       OF
                            BEAR STEARNS FINANCE LLC

               1.   The name of the Company is BEAR STEARNS FINANCE LLC.
               2. The Registered Office of the Company shall be at the offices of Maples and Calder, Attorneys-at-Law, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies or at such other place as the Common Shareholders may from time to time decide.
               3. The objects for which the Company is established are unrestricted.
               4. Except as prohibited or limited by the Companies Law (Revised), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Common Shareholders determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to officers, employees, past or present and their families; to purchase officers liability insurance to carry on any trade or business and generally to do all acts and things which, in the opinion of the Common Shareholders, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.
               5. The liability of each Preferred Shareholder is limited to the amount from time to time unpaid on such Preferred Shareholder's shares. The liability of a Common Shareholder in the event of the winding up and dissolution of the Company shall be unlimited.
               6. The share capital of the Company is US$205,000 divided into 5,000 Common Shares of a nominal or par value of US$1.00 each and 20,000,000 Preferred Shares of a nominal or par value US$0.01 each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.
               7. If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 192 of the Companies Law (Revised) and, subject to the provisions of the Companies Law (Revised) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

               WE the several persons whose names and addresses are subscribed are desirous of being formed into a company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

     DATED the 27th day of January, 1994



     SIGNATURE and ADDRESS                     NUMBER OF
     OF EACH SUBSCRIBER                        SHARES TAKEN
     ------------------                        ------------

     /s/ John F. Dyke                          Two Common Shares for a
     -------------------------------
     The Bear Stearns Companies Inc.           Subscription Price of of
     John F. Dyke,                             US$1.00 each
     by its attorney-in-fact






     /s/ Faith J. Andrigal Zamora
     -------------------------------
     Witness to the above signatures





               I, Cindy Y. Jefferson Deputy Registrar of Companies in and for the Cayman Islands HEREBY CERTIFY that this is a true and correct copy of the Memorandum of Association of this Company duly incorporated on the 27th day of January, 1994



                          /s/ Cindy Y. Jefferson
                          -----------------------------
                          DEPUTY REGISTRAR OF COMPANIES